Exhibit (j)(1)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees of the Sterling Capital Funds:

We consent to the reference to our firm under the heading “Independent Registered Public Accounting Firm” in the Statement of Additional Information for the Sterling Capital SMID Opportunities Fund.

/s/ KPMG LLP

Philadelphia, Pennsylvania

January 27, 2017